Exhibit 23.1

Consent of Independent Auditors

We consent to the use in the Current Report on Form 8-K/A of Bolt Technology Corporation of our report dated March 22, 2011, relating to the financial statements of SeaBotix Inc. as of and for the years ended December 31, 2010 and 2009.

/s/ Considine & Considine
San Diego, California
March 22, 2011